FORM 10f-3

                              THE BLACKROCK FUNDS

                       Record of Securities Purchased
                  Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock Insured
      Municipal Income Investment Trust (BAF), BlackRock AMT-Free Municipal Bond Portfolio (BR-MUNI), BlackRock National Municipal Fund (BR-NATL), BlackRock MuniHoldings Insured Investment Fund (MFL), MuniYield Insured Investment Fund (MFT), BlackRock MuniHoldings Insured Fund II, Inc. (MUE), BlackRock MuniHoldings Insured Fund, Inc. (MUS)

2.	Issuer:    Chicago Transit Authority

3.	Date of Purchase:  11/21/2008

4.	Underwriter from whom purchased:  Siebert Brandford
      Shank & Co., LLC

5.	Name of Affiliated Underwriter (as defined in the
      Trust's procedures) managing or participating in syndicate: Merrill Lynch & Co.

      a.	List Members of Underwriting Syndicate:
            Siebert Brandford Shank & Co., LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC, Duncan-Williams, Inc., BMO Capital Markets GKST Inc., Merrill Lynch & Co., RBC Capital Markets, Wachovia Bank, National Association.

6.	Aggregate principal amount purchased (out of total
      offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (BAF) $1,300,000 out of $175,000,000; (BR-MUNI) $2,575,000 out of
      $175,000,000; (BR-NATL) $12,425,000 out of
      $175,000,000; (MFL) $6,315,000 out of $175,000,000;
      (MFT) $1,400,000 out of $175,000,000; (MUE) $3,400,000
      out of $175,000,000; (MUS) $2,000,000 out of
      $175,000,000.

7.	Aggregate principal amount purchased by funds advised
      by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $29,415,000 out of $175,000,000.

8.	Purchase price (net of fees and expenses):  $103.420
      in 2026

9.	Date offering commenced (if different from Date of
      Purchase):  11/19/2008

10.	Offering price at end of first day on which any sales
      were made:

11.	Have the following conditions been satisfied:		Yes	No

      a.	The securities are part of an issue registered
            under the Securities Act of 1933, as amended,
            which is being offered to the public, or are
            Eligible Municipal Securities, or are securities
            sold in an Eligible Foreign Offering or are
            securities sold in an Eligible Rule 144A
		Offering or part of an issue of government
             securities.				           Y _X__   N ___

	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.			    Y _X__   N ___

	c.	The underwriting was a firm commitment
		underwriting.					    Y _X__   N ___

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.    Y _X__   N ___

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).    Y_X__   N ___

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?				                 Y _X__  N___


Received from: _  Mark Cataneo
Date:          _01/05/09________